                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           Mexican Restaurants, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                           MEXICAN RESTAURANTS, INC.
                              1135 EDGEBROOK DRIVE
                              HOUSTON, TEXAS 77034

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2001

Dear Shareholder,

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Mexican Restaurants, Inc. the "Company") at the Casa Ole restaurant located at 12350 Gulf Freeway, Houston, Texas on Tuesday, May 22, 2001 at 9:30 a.m., Houston, Texas time, for the following purposes:

          1. To elect three Class II directors, each to serve for a term of three years, or until their respective successors shall have been duly elected and shall have qualified;

          2. To transact such other business as may properly come before the meeting.

     Shareholders of record of the Company's Common Stock at the close of business on April 13, 2001 are entitled to vote. Each share of the Company's Common Stock entitles the holder to one vote. You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date and mail the enclosed form of proxy or voting instruction form promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in writing, to be received by the Company prior to the meeting. No proxy will be used if the shareholder is personally present at the Annual Meeting and expresses a desire to vote his or her shares in person.

                                            By Order of the Board of Directors

                                            Louis P. Neeb
                                            Chairman

April 23, 2001

                           MEXICAN RESTAURANTS, INC.
                              1135 EDGEBROOK DRIVE
                              HOUSTON, TEXAS 77034

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2001

     This statement is furnished in connection with the solicitation of proxies for use at the 2001 Annual Meeting of Shareholders of Mexican Restaurants, Inc., a Texas corporation (the "Company"), to be held on Tuesday, May 22, 2001 at 9:30 a.m., Texas time, at the Casa Ole restaurant located at 12350 Gulf Freeway, Houston, Texas, and at any adjournment or postponement thereof. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the year ended December 31, 2000, are first being sent to shareholders on or about April 23, 2001.

     The solicitation of proxies is made by and on behalf of the Board of Directors (the "Board"). The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telecopy or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

     The close of business on April 13, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 3,522,905 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

     In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A plurality of the votes cast is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for approval of any other matters that may be presented at the meeting.

     If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THEY WILL BE VOTED TO ELECT THE DIRECTORS AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW. Pursuant to applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any of the proposals to be presented at the meeting.

     The presence of a shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or attending the Annual Meeting and voting in person.

     If any other matters come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any matters other than the election of directors as described below that will be presented for action at the meeting.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The number of directors of the Company has been fixed by the Board, pursuant to the Company's Bylaws, at eight. The Company's Articles of Incorporation provide for the Board to be divided into three approximately equal classes, designated as Class I, Class II and Class III, with staggered terms of three years. At the meeting, Common Stock, represented by proxies, will be voted for the election of the three nominees hereinafter named, unless otherwise specified, to serve for a term of three years or until their successors are duly elected and qualified.

     The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                    DIRECTOR   TERM TO
NAME                                                          AGE    SINCE     EXPIRE
----                                                          ---   --------   -------
Louis P. Neeb (Class II)....................................  62      1995      2001
Michael D. Domec (Class II).................................  55      1995      2001
Curt Glowacki (Class II)....................................  49      2000      2001

     Louis P. Neeb has served as Chairman of the Board of the Company since October 1995, as Chief Executive Officer of the Company from April 1996 to May 2000, and as interim President from August 1997 to April 1998. Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company. From July 1991 to January 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From September 1989 to June 1991, Mr. Neeb served as President of Geest Foods USA. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee's restaurant chain, and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan's restaurant concept. Mr. Neeb serves as a director of CEC Entertainment, Inc. and of Franchise Finance Corp. of America, an entity that provides financing for real estate used for restaurants. Mr. Neeb is also a director of Silver Diner, Inc., a publicly held restaurant company.

     Michael D. Domec has served as President of Magnum Development, Inc., a residential real estate development company, since 1991. From June 1996 to December 2000 he was President of Ole Restaurants, Inc., a franchisee of the Company. From December 1977 until April 1996, Mr. Domec was Vice President of Casa Ole Franchise Services, Inc. and the majority owner of seven Casa Ole restaurants.

     Curt Glowacki, has served as Chief Operating Officer of the Company since August 1997, as President since May 1998, and as Chief Executive Officer since May 2000. From May 1994 to August 1997, he served as Senior Vice President of Operations of Monterey's Acquisition Corp. From June 1989 to May 1994, he served as Vice President and Director of Operations for Monterey's Tex-Mex Cafe, a subsidiary of CEC Entertainment, Inc. Mr. Glowacki was hired by CEC Entertainment, Inc. in June 1986 as a Regional Manager. Previously, Mr. Glowacki's experience included 12 years with Steak & Ale Restaurants, where he held various operating positions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES ABOVE.

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                               PRESENT
                                                                    DIRECTOR    TERM
NAME                                                          AGE    SINCE     EXPIRES
----                                                          ---   --------   -------
Larry N. Forehand(Class I)..................................  56      1996      2003
David Nierenberg (Class I)..................................  47      2000      2003
Joseph J. Fitzsimmons (Class III)...........................  53      1996      2002
Richard E. Rivera (Class III)...............................  54      1996      2002
J. Stuart Sargent (Class III)...............................  51      1997      2002

     Larry N. Forehand is the founder of the Company and has served as Vice Chairman of the Company's Board since October 1995 and as Franchise Director since September 1997. From December 1973 to March 1995, Mr. Forehand served as President of the Company. In 1997, Mr. Forehand served as the President of the Texas Restaurant Associations, a state trade association for the restaurant industry.

     David Nierenberg is the President of Nierenberg Investment Management Company, which manages The D3 Family Fund, a private investment partnership which seeks long-term capital gain through investment in undervalued micro-cap domestic public equities, a position he has held since 1996. From 1986 to 1995, Mr. Nierenberg served as General Partner of Trinity Ventures, Ltd., a venture capital partnership, which invested in special situations (e.g., turnarounds, restructurings), financial services and healthcare. Mr. Nierenberg was appointed to the Board in February 2000.

     Joseph J. Fitzsimmons is Senior Vice President of Finance of Wal-Mart Stores, Inc., a position held since November 1995. From September 1994 to November 1995, Mr. Fitzsimmons served as Vice President of Finance of Wal-Mart Stores, Inc. From November 1993 to September 1994, Mr. Fitzsimmons served as Senior Vice President and as a securities analyst for Rauscher Pierce Refsnes, Inc. From January 1993 to November 1993, Mr. Fitzsimmons served as Senior Vice President and Chief Financial Officer of S&A Restaurant Corp. From August 1985 to January 1993, Mr. Fitzsimmons served as Senior Vice President, Director and Chief Financial Officer of National Pizza Company.

     Richard E. Rivera is President of Red Lobster Restaurants and Executive Vice President and Director of Darden Restaurants, positions he has held since December 1997. From July to December 1997 he served as President and Chief Executive Officer of Chart House Restaurants, Inc. From February 1994 to July 1997 he served as President and Chief Executive Officer of RARE Hospitality International, Inc. Mr. Rivera is also a past Director of the National Restaurant Association. From February 1988 to February 1994, Mr. Rivera served as President and Chief Executive Officer of TGI Friday's Inc.

     J. Stuart Sargent is the President and Founder of Truluck's Steak & Stone Crab Restaurants, a position held since June 1991. He served as President of Monterey's Acquisition Corp. from May 1994 to July 1997. He conceived and opened the first Studebaker's in 1981, and later formed Studebaker's of America, where he opened or franchised 22 Studebaker's throughout the United States. He has also served as President and CEO of Entertainment One, Inc., a Houston-based company providing management and support services for 18 food and beverage operations including Houston Intercontinental Airport, several Studebaker's and Chili's, and theme-oriented restaurants from St. Louis, Missouri (Big Kahuna) to Waikoloa, Hawaii (Big Island Steak House).

                         BOARD MEETINGS AND COMMITTEES

     Seven meetings of the Board were held during 2000. All of the directors except one attended all seven of the meetings, and this director attended four meetings of the Board. All directors attended each of their respective committee meetings.

     The Board has an Audit Committee, the members of which are Messrs. Nierenberg, Sargent and Fitzsimmons; Mr. Fitzsimmons serves as Chairman. The Audit Committee held two meetings during 2000. The Audit Committee is responsible for reviewing the accounting practices and policies and recommending to whom reports should be submitted within the Company, reviewing with the independent auditors their final report, reviewing with the independent auditors the overall accounting and financial controls and being available to the independent auditors during the year for consultation purposes.

     The Board has a Compensation/Stock Option Committee, the members of which are Messrs. Domec, Nierenberg and Rivera; Mr. Rivera serves as Chairman. The Compensation/Stock Option Committee held two meetings during 2000. The Compensation/Stock Option Committee is responsible for determining the compensation of the officers of the Company and granting options under the Company's 1996 Casa Ole Long Term Incentive Plan and the 1996 Managers Stock Option Plan as well as granting restricted stock awards under the 1999 Restricted Stock Plan.

     The Board has an Executive Committee, the members of which are Messrs. Neeb and Forehand; Mr. Neeb serves as Chairman. There were two meetings of the Executive Committee during 2000. The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.

     The Board does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the full Board. The Board will consider recommendations by shareholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the secretary of the Company and received not later than the end of the Company's preceding fiscal-year. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee's willingness to serve.

                             DIRECTOR COMPENSATION

     Effective with the February 2000 Board meeting, and as approved by the Company's shareholders at the 2000 Annual Meeting of Shareholders, the Directors Option Plan was amended to provide for each director an annual option grant to acquire 6,000 shares of Common Stock of the Company at the fair market value thereof on the date of grant, with such options being granted in 25% (1,500 shares) increments during each quarter. In addition, each director will receive one option grant for 100 shares of Common Stock for each committee meeting attended not in conjunction with a Board meeting. As a result, the Company's outside directors now receive a larger grant of stock options in lieu of their previous annual cash retainer and stock options. Directors are reimbursed for expenses incurred for attending any such meeting.

     Options granted under the Directors Option Plan vest annually. These options are nonqualified stock options and remain exercisable until the earlier of ten years from the date of grant or six months after the optionee ceases to be a director of the Company. Upon certain significant events involving the Company, all options outstanding under the Directors Option Plan terminate, provided that immediately prior to the effective date of such transaction each holder of an outstanding option under the Directors Option Plan is entitled to purchase the total number of shares of Common Stock that such optionee would have been entitled to purchase during the entire remaining term of the option. Such significant events include the merger or consolidation of the Company in which the Company is not the surviving corporation; a dissolution of the Company or a transfer of all or substantially all of the assets or shares of stock to one or more other persons or entities; any person or group (other than Messrs. Larry N. Forehand, Michael D. Domec and Louis P. Neeb) becoming the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company; or if, during any period of two consecutive years, individuals then constituting the Board cease for any reason to constitute at least a majority of the Board unless the election of each director who was not a director at the beginning of the period has been approved in advance by at least two-thirds of the directors then in office who were directors at the beginning of the period.

                    EXECUTIVE OFFICERS OTHER THAN DIRECTORS

     Set forth below is the name, age, current positions with the Company, the principal occupation, and the year of becoming an executive officer of the Company for the executive officer who is not a director of the Company.

     Andrew J. Dennard, age 42, has served as Vice President, Controller & Treasurer of the Company since July 1997 and Chief Financial Officer and Senior Vice President since September 1998. From September 1994 to July 1997 he served as Vice President of Finance for Monterey's Acquisition Corp. From July 1989 to September 1994, Mr. Dennard held various positions with Rosewood Property Company. Previously, he served as an auditor with KPMG LLP for approximately two years. Mr. Dennard's early career was on the operations side of restaurants where he spent five years with Steak & Ale Restaurants and four years with Houston's Restaurants.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 30, 2001 by each person known to the Company to own beneficially more than 5% of the Company's Common Stock, each director, each executive officer and all executive officers and directors as a group.

                                                                 SHARES      PERCENT
                                                              BENEFICIALLY     OF
NAME OF BENEFICIAL OWNER                                        OWNED(1)      CLASS
------------------------                                      ------------   -------
Larry N. Forehand and Forehand Family Partnership,
  Ltd.(2)(3)(6).............................................     718,289      18.5%
David Nierenberg, The D3 Family Fund(4)(8)..................     678,500      17.5%
  19605 N.E. 8th Street
  Camas, Washington 98607
Michael D. Domec(2)(9)......................................     189,755       4.9%
Louis P. Neeb(2)(5)(6)......................................     443,487      11.4%
John C. Textor(5)(6)(7).....................................     583,487      15.0%
     Wyndcrest Partners
     777 S. Flagler Drive,
     Phillips Point - West Tower, Suite 1750
     West Palm Beach, Florida 33401
Richard E. Rivera(10).......................................      19,200         *
     Darden Restaurants/Red Lobster
     PO Box 593330
     Orlando, FL 32859
J.J. Fitzsimmons(11)........................................      20,742         *
     Wal-Mart Stores, Inc.
     702 Southwest 8th Street
     Bentonville, Arkansas 72716
J. Stuart Sargent(12).......................................      14,270         *
     5644 Westheimer, Suite 352
     Houston, Texas 77056
Curt Glowacki(2)(13)........................................      88,400       2.3%
Andrew J. Dennard(2)(14)....................................      32,000         *
All executive officers and directors as a group (nine
  persons)(15)..............................................   2,008,041      51.7%

---------------

 *  Less than 1%

(1) The named shareholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

(2) The business address is 1135 Edgebrook Drive, Houston, Texas 77034.

(3) Includes 406,273 shares held directly by Mr. Forehand and 312,016 held by Forehand Family Partnership, Ltd., a limited partnership of which Mr. Forehand is the sole managing general partner and of which Mr. Forehand and his spouse are the sole limited partners.

(4) Based on a Form 4 as of December 27, 2000, filed by David Nierenberg, and The D3 Family Fund with the Securities and Exchange Commission. The form discloses that Mr. Nierenberg has sole voting and sole dispositive power over 613,000 shares of Common Stock, and has control over an additional 62,000 shares of Common Stock.

(5) Mr. Neeb and Tex-Mex Partners, L.C. have warrants to purchase, at a per share price of $10.90, up to 179,885 and 179,885 shares, respectively, from the Company. Under the terms of the warrants, that portion of each of the warrants allocable to the membership interest in Tex-Mex Partners, L.C. (currently 54%) of Mr. Textor, a former director of the Company, became exercisable on April 25, 1998.

(6) Mr. Neeb and Tex-Mex Partners, L.C. have warrants to purchase, at a per share price of $10.90, up to 196,602 and 171,602 shares, respectively, from Larry N. Forehand. Under the terms of the warrants, that portion of each of the warrants allocable to the membership interest in Tex-Mex Partners, L.C. (currently 54%) of Mr. Textor, a former director of the Company, became exercisable on April 25, 1998.

(7) Mr. Textor, a former director of the Company, is a principal of Tex-Mex Partners, L.C., of which he presently has a 54% membership interest. Mr. Textor has sole voting power and sole dispositive power of the warrants held by Tex-Mex Partners, L.C. Mr. Textor has no ownership rights in the balance of the membership interests of Tex-Mex Partners, L.C. and he disclaims beneficial ownership of the warrants to acquire shares held by Tex-Mex Partners, L.C. and allocable to such other membership interests. The figures include 232,000 shares held by Textor Second Tier Limited Partnership, the general partner of which is wholly owned by Mr. Textor.

(8) Includes 3,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

(9) Includes 9,200 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

(10) Includes 19,200 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

(11) Includes 19,300 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

(12) Includes 12,300 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

(13) Includes 43,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

(14) Includes 10,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.

(15) Includes an aggregate of 296,385 shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days of the Record Date.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by the Company and its subsidiaries to the Chief Executive Officer, to the other most highly paid executive officers (collectively the "Named Executive Officers") for the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                   -----------------------
                                       ANNUAL COMPENSATION                      RESTRICTED
                                  ------------------------------                  STOCK       ALL OTHER
NAME & PRINCIPAL POSITION  YEAR    SALARY    BONUS(1)   OTHER(2)   OPTIONS(#)   AWARDS(3)    COMPENSATION
-------------------------  ----   --------   --------   --------   ----------   ----------   ------------
Louis P. Neeb...........   2000   $125,000        --    $ 9,000          --            --         --
  Chairman and Former      1999   $115,192        --    $ 9,000          --            --         --
  President and Chief      1998   $ 90,000        --         --          --            --         --
  Executive Officer(4)
Curt Glowacki...........   2000   $191,539   $17,910    $ 9,000      60,000            --         --
  President and Chief      1999   $172,115   $54,736    $ 9,000      28,000      $105,000         --
  Executive Officer        1998   $160,000   $37,700    $11,000          --            --         --
Andrew J. Dennard.......   2000   $ 99,423   $ 9,124    $ 6,000          --      $ 35,000         --
  Senior Vice President    1999   $ 85,000   $28,431    $ 6,000      10,000            --         --
  and Chief Financial      1998   $ 85,000   $ 8,850    $ 7,000          --            --         --
  Officer

---------------

(1) Bonus includes $32,683 for Mr. Glowacki and $17,155 for Mr. Dennard in 1999 and $17,910 for Mr. Glowacki and $9,124 for Mr. Dennard in 2000 for the payment of interest expense and principal amounts of the loans to purchase stock under the executive and key employee stock purchase plan adopted May 1998.

(2) Other annual compensation consists primarily of a car allowance.

(3) Represents shares of restricted stock granted under the Company's 1996 Long-Term Incentive Plan. This includes 24,000 shares valued at $4.38 per share granted to Mr. Glowacki and 10,000 shares valued at $3.50 per share granted to Mr. Dennard.

(4) Mr. Neeb resigned as President and Chief Executive Officer in May 2000, but remained as non-executive Chairman of the Board.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                                --------------------------------------
                                  NUMBER                                               POTENTIAL REALIZABLE
                                    OF                                                VALUE AT ASSUMED ANNUAL
                                SECURITIES   % OF TOTAL                                RATES OF STOCK PRICE
                                UNDERLYING     OPTIONS                                APPRECIATION FOR OPTION
                                 OPTIONS     GRANTED TO    EXERCISE OR                   TERM (10 YEARS)*
                                 GRANTED      EMPLOYEES    BASE PRICE    EXPIRATION   -----------------------
NAME                               (#)       FISCAL YEAR    ($/SHARE)       DATE        5%($)        10%($)
----                            ----------   -----------   -----------   ----------   ----------   ----------
Louis P. Neeb.................        --           --         $  --             --     $     --     $     --
Curt Glowacki.................    60,000        42.02%        $3.00       11-14-11     $113,201     $286,874
Andrew J. Dennard.............        --           --         $  --             --     $     --     $     --

---------------

(1) These options were granted under the Company's 1996 Long Term Incentive Plan and vest and become exercisable 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant and 25% on each of the third through fifth anniversaries of the date of grant.

(2) Potential realizable value amounts are the results of calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock. The amounts computed are the undiscounted future values, and therefore, do not reflect inflation or the time value of money.

     No stock options were exercised during 2000 by the Named Executives. The following table shows information concerning the stock options exercisable and unexercisable during 2000 that have been granted to the Named Executive Officers and the estimated value of unexercised options held by such individuals officers at year-end:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED
                              SHARES                 ---------------------------       VALUE OF UNEXERCISED
                             ACQUIRED      VALUE        OPTIONS AT FY-END (#)       IN-THE-MONEY OPTIONS($)(1)
                            ON EXERCISE   REALIZED   ---------------------------   ----------------------------
NAME                             #           $       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   --------------
Louis P. Neeb.............      --           --            --              --          --                    --
Curt Glowacki(2)..........      --           --        43,000         117,000          --        $          -0-
Andrew J. Dennard(3)......      --           --        10,000          15,000          --                    --

---------------

(1) Based on the closing price per share of Common Stock on December 29, 2000 (the last day the stock traded in fiscal year 2000), of $2.25 as reported by the NASDAQ National Market.

(2) Options to acquire 100,000 shares of common stock were granted to Mr. Glowacki from 1997 to 1999 under the Company's 1996 Long Term Incentive Plan. An additional 60,000 options were granted in 2000. The grants vest in accordance with the schedule set forth below in note (3), except for the 60,000 performance related options granted in fiscal year 2000 that vest in ten years, and are discussed below under the Compensation Stock Option Committee report.

(3) These options to acquire common stock were granted from 1997 to 1999 under the Company's 1996 Long Term Incentive Plan. The options vest and become exercisable 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant and 25% on each of the third through fifth anniversaries of the date of grant.

               REPORT BY THE COMPENSATION/STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Board has a Compensation/Stock Option Committee (the "Committee") to administer all aspects of the compensation program for the executive officers of the Company, including the review and approval of the compensation levels, the evaluation of performance and the granting of options under the Company's 1996 Long Term Incentive Plan. The Committee consists of the three directors whose names are listed at the end of this report.

     The primary objective of the Company's compensation program is to attract, retain and reward executives whose contributions will enhance the Company's ability to execute its business strategy. The Company's strategy is to build shareholder value by growing the system through both same-store sales increases and careful new unit openings, and to grow earnings per share by carefully managing costs and by opportunistically repurchasing shares.

     The Company's executive compensation program includes base salary, a cash bonus program, stock options, restricted stock grants, and other forms of compensation as determined by the Committee. Performance of the Company, the level of each executive's responsibility and his or her ability to contribute to the Company's success is considered in determining total compensation. Stock price performance is only one measure of success and may not be the best current measure of executive performance. Base salaries are determined by the Committee after considering compensation levels of similar positions within industry peers.

     The Company had a three-year employment agreement with Mr. Neeb that commenced with the completion of the Company's initial public offering in April 1996, subject to the right of the employee to terminate the agreement upon six months' notice to the Company. In February 1999, the agreement was amended to provide for a payment of one year's salary as severance in the event of termination of the employment agreement by the Company. If terminated, the Company will pay Mr. Neeb's base salary until the first to occur of one year after termination, or the securing of alternative employment by Mr. Neeb. Messrs. Glowacki and Dennard have similar agreements that commenced with the Company's acquisition of Monterey's Acquisition Corp. in July 1997. Under the agreements, annual base salaries as of April 14, 2001 for Messrs. Neeb, Glowacki and Dennard were $125,000, $200,000 and $100,000, respectively.

     Company executives are eligible to receive annual cash bonus awards based in part on a formula of profits relative to financial plan. Bonuses of $17,910 and $9,124 were paid to Messrs. Glowacki and Dennard, respectively, in fiscal 2000 for 1999 performance under this program and the share purchase program described below. The primary purpose of these bonuses was to pay the principal on borrowings for the purchase of shares of the Company. Bonuses of $54,736 and $28,431 were paid under these programs to Messrs. Glowacki and Dennard, respectively, in fiscal 1999 for 1998 performance.

     In May 1998 the Board adopted a program to assist executives and five key employees of the Company in purchasing shares of the Company. The program provides for the Company to assist the executives and key employees in obtaining third party loans to finance such purchases. It also provides for annual cash bonuses to such executives to provide for payment of interest expense and principal amounts to amortize these loans in not more than five years. The bonus payments are based on attainment of earnings per share targets established by the Board. The key employees have purchased a total of 47,000 shares under this program. No such share purchases were made during the 2000 fiscal year.

     In conjunction with the Company's 1996 initial public offering, the Board and shareholders of the Company approved the 1996 Long Term Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the granting of incentive stock options, and non-qualified stock options, to purchase Common Stock, stock appreciation rights, restricted stock, and performance units to key executives and other key employees of the Company, including officers of the Company and its subsidiaries, and is administered by the Committee. The purpose of the Incentive Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals and to further align the interests of key employees with those of the other shareholders of the Company.

     The Incentive Plan, as amended, authorizes the award of 500,000 shares of Common Stock to be used for stock options, stock appreciation rights or restricted stock. The Incentive Plan will terminate on December 31, 2005.

     Executives and other key full-time employees of the Company and its subsidiaries may be selected by the Committee to receive awards under the Incentive Plan. In the discretion of the Committee, an eligible employee may receive an award in the form of a stock option, stock appreciation right, restricted stock award or performance unit or any combination thereof, and more than one award may be granted to an eligible employee.

     The Incentive Plan authorizes the award of both incentive stock options and nonqualified stock options. Under the Incentive Plan, an option may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised prior to six months from the date of grant;
(ii) no option may be exercised more than ninety days after employment with the Company and its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service; and (iii) no option may be exercised more than twelve months after employment with the Company and its subsidiaries terminates by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

     During fiscal year 1999, the Company granted 24,000 shares, valued at $4.38 per share, of restricted stock to Mr. Glowacki. On February 28, 2000, these restricted shares were issued. The restricted stock will vest in 20% increments over a five-year period from the date of the grant. Additionally on that date, 10,000 shares were granted and issued to Mr. Dennard and 30,000 shares were granted and issued to other key employees. The latter awards were valued at $3.50 per share.

     In fiscal year 2000 the Company granted to Mr. Glowacki performance related options covering 60,000 at $3.00 which vest in ten years from grant and vest earlier if the Company attains certain performance targets set by the Board. These targets and the respective vesting accelerations are as follows:

          (1) 15,000 shares vest immediately if the Company has comparable sales increases in all concepts in fiscal year 2000 and in fiscal year 2001.

          (2) 15,000 shares vest immediately if the Company proves the success of the Tortuga concept and the Board authorizes acceleration of growth.

          (3) 30,000 shares vest immediately if the Company achieves targeted earnings and operating cash flow targets for fiscal 2000 and fiscal 2001.

     Although not part of the compensation program for the Company's executive officers, the Committee also administers the 1996 Managers Stock Option Plan (the "Managers Plan"), which authorizes the granting of non-qualified stock options to purchase Common Stock to employees of the Company and its subsidiaries who are managers or assistant managers of or hold key managerial positions in or for the Company or any subsidiary ("Managers") and who are at the time of grant neither officers, directors nor 10% shareholders of the Company. The Managers Plan was adopted by the Board. The purpose of the Managers Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals, to provide incentive compensation opportunities that are competitive with those of other corporations and further align the interest of eligible employees with the Company's other shareholders.

     The Managers Plan authorizes the award of an aggregate of 200,000 shares of Common Stock to be used for non-qualified stock options. The Managers Plan will terminate on December 31, 2005.

     Under the Managers Plan, non-qualified stock options may be granted to Managers at the price determined by the Committee, which shall be 100% of the fair market value at the date the option is granted unless the Committee expressly determines otherwise. The Managers Plan provides that an option granted thereunder may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised more than ninety days after employment with the Company and its subsidiaries has terminated by reason other than death, disability or authorized leave of absence for military or government service; and (ii) no option may be exercised more than 12 months after employment has terminated by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

     In fiscal year 2000 the Company granted non-qualified stock options for an aggregate of 111,000 shares to 18 employees of the Company and its subsidiaries.

     The Committee believes that the compensation of the Company's executives during fiscal 2000 was consistent with the objectives of the Company's executive compensation program.

COMPENSATION/STOCK OPTION COMMITTEE

        Michael D. Domec
        Richard E. Rivera
        David Nierenberg

                 COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS
                               AND INSIDER PARTICIPATION

     The Compensation/Stock Option Committee consists of David Nierenberg, Michael D. Domec and Richard E. Rivera. Mr. Rivera serves as Chairman of the Committee.

     The Company has engaged in various transactions related to Mr. Forehand and/or Mr. Domec. For a complete description of such transactions, see "Certain Relationships and Related Transactions."

     Pursuant to Item 404 of Commission Regulation S-K, no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended December 31, 2000 have been timely filed, except for a late report (Form 4) by Mexican Restaurants, Inc. for a sale by Richard E. Rivera of 3,140 shares of Common Stock in December 2000, which was filed in March 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Related party transactions are subject to the review and approval of the Company's Audit Committee, which is comprised exclusively of independent directors who are not otherwise involved in the day-to-day management of the Company or officers of the Company, and who do not have a personal financial interest in the matter in which they are acting.

LEASE OF HEADQUARTERS BUILDING

     The Company leases its executive offices in Houston, Texas from CO Properties No. 3, a Texas partnership owned by Larry N. Forehand and Michael D. Domec. The lease, which expires in December 2004, is a gross lease (where the landlord pays utilities and property taxes) with monthly rental payments of $7,868 per month. In 2000 the Company leased approximately 7,200 feet under the lease and made aggregate rental payments of $89,592 under the lease. The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party.

ACCOUNTING AND FINANCIAL SERVICES

     Bay Area Management Inc., an entity owned by Robert N. Domec, the brother of Michael D. Domec, performed accounting and financial services for the Company for approximately 15 years. In June 1999, the Company paid a termination fee of $82,000 and canceled its contract with Bay Area Management Inc. Total fees paid by the Company to Bay Area Management, Inc. for fiscal 1999 were $216,369. The Company did not pay any fees to Bay Area Management in fiscal 2000. The Company believes that the services provided by Bay Area Management, Inc. were provided on terms at least as favorable as could be obtained from an unrelated third party.

AREA DEVELOPMENT AGREEMENT

     Prior to December, 2000, Michael D. Domec was a franchisee of Casa Ole in the Houston, Texas area. Under the multi-unit development agreement Mr. Domec did not pay a franchise fee but did pay a royalty of 2% of gross sales. Mr. Domec opened two restaurants under the agreement before selling the franchise to an unrelated third party in December 2000.

     The Company believes that the foregoing transactions were on terms no less favorable to it than those that could have been obtained from unaffiliated third parties. Any future related party transactions will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative return of the Common Stock with that of the Nasdaq Composite Index and the Standard & Poors Midcap Restaurants Index since the Company's initial public offering, assuming in each case an initial investment of $100 on April 25, 1996.

                                    [GRAPH]


TOTAL RETURN ANALYSIS

                             4/25/96     12/27/96     12/26/97       1/3/99       1/2/00     12/30/00
                             -------     --------     --------       ------       ------     --------
Mexican Restaurants         $ 100.00     $  79.55     $  31.82     $  38.34     $  28.18     $  16.36
S&P Midcap Restaurants      $ 100.00     $  81.47     $  90.10     $ 110.53     $  91.92     $ 129.15
Nasdaq Composite            $ 100.00     $ 109.23     $ 128.36     $ 187.00     $ 348.14     $ 211.36

----------
Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from
        BRIDGE Information Systems, Inc.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has served as the Company's independent public accountants since the Company's 1996 initial public offering. Representatives of KPMG LLP, the Company's auditors in fiscal 2000, are expected to be present at the shareholders' meeting to respond to appropriate questions. Consistent with the Company's policy, the auditors for each fiscal year are selected annually by the Board. The Company expects that KPMG LLP will be considered for appointment to audit the Company's annual consolidated financial statements for the year ending December 30, 2001.

     The aggregate fees billed by the Company's independent accounting firm for professional services rendered in connection with the audit of the Company's annual financial statements for the year ended December 30, 2000 and the review of the Company's quarterly financial statements included in its reports on Form 10-Q for the year were $111,000. The Company did not engage its principal independent accounting firm to perform any services related to the design or implementation of financial information systems in 2000. All other fees billed by the principal independent accounting firm during fiscal year 2000 totaled $7,730. The Audit Committee has considered whether the provision of nonaudit services is compatible with maintaining the independence of the Company's principal independent accounting firm. There were no fees for professional services described in paragraph (c)(4)(ii) or Rule 2-01 of Regulation S-X rendered by KPMG LLP for the most recent fiscal year.

     The Audit Committee is composed of three directors, all of who are independent within the meaning of NASDAQ listing standards. The audit committee operates under a written charter the Board adopted. A copy of the charter is attached as Exhibit A to this proxy statement. The Company's management is responsible for preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company's independent auditors are responsible for auditing the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States. The Audit Committee serves as an independent and objective party to review the Company's auditing, accounting and financial reporting processes.

     The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2000 with the Company's management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG LLP their independence. Additionally, the Audit Committee discussed with the Company's management and KPMG LLP such other matters as the committee deemed appropriate. Based on the Audit Committee's review of the Company's audited consolidated financial statements and the Audit Committee's discussions with the Company's management and KPMG LLP, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                             SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal at the 2002 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 30, 2001. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

                                            By Order of the Board of Directors

                                            Louis P. Neeb
                                            Chairman

April 23, 2001

     ALL SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION FORM.

PROXY                                                                     PROXY

                           MEXICAN RESTAURANTS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 22, 2001


The undersigned hereby appoints LOUIS P. NEEB, CURT GLOWACKI and ANDREW J. DENNARD, and each or any of them, as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Mexican Restaurants, Inc. (the "Company") to be held in the Casa Ole restaurant located 12350 Gulf Freeway, Houston, Texas on Tuesday, May 22, 2001, at 9:30 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof, and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o








5869 - MEXICAN RESTAURANTS, INC.

                           MEXICAN RESTAURANTS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]



1. Election of Directors--                    For     Withhold   For All
   Nominees: 01-Michael D. Domec              All       All      Except
             02-Curt Glowacki                 [ ]       [ ]       [ ]
             03-Louis P. Neeb


------------------------------------------                                 Check this box if you plan to attend The Annual
(Except nominee(s) written above)                                          Meeting of Shareholders.                          [ ]

                                                                           The undersigned acknowledges receipt of the Notice of
                                                                           Annual the Company's Meeting of Shareholders and of the
                                                                           Proxy Statement.



                                                                           Dated:                        , 2001
                                                                                 ------------------------

                                                                           Signature(s)
                                                                                       ---------------------------------------------

                                                                           ---------------------------------------------------------
                                                                           Please sign exactly as your name appears. Joint owners
                                                                           should each sign personally. Where applicable, indicate
                                                                           your official position or representation capacity. Please
                                                                           date, sign and return this Proxy in the enclosed
                                                                           business envelope.



------------------------------------------------------------------------------------------------------------------------------------
                                                       o FOLD AND DETACH HERE o


                                                        YOUR VOTE IS IMPORTANT!

                                       PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                                                       USING THE ENCLOSED ENVELOPE.
